SPX ISSUES STATEMENT ON DANA OFFER FOR ECHLIN

     MUSKEGON, MICHIGAN, May 4, 1998 -- SPX Corporation (NYSE: SPW) today issued the following statement regarding the Dana Corp. (NYSE: DCN) offer for Echlin Inc. (NYSE: ECH):

     "We are evaluating the situation and looking at all of our options. We will do what we conclude is in the best interest of SPX shareholders."

     SPX Corporation is a global provider of Vehicle Service Solutions to franchised dealers and independent service locations, Service Support to Vehicle Manufacturers, and Vehicle Components to the worldwide motor vehicle industry. SPX's Internet address is www.spx.com.

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This news release is neither an offer to exchange nor a solicitation of an offer to exchange the common stock of Echlin for common stock of SPX. The offer will be made solely by means of SPX's Prospectus and the related Letter of Transmittal. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contacts:
Charles A. Bowman
SPX Director of Corporate Finance
(616) 724-5194

George Sard/Anna Cordasco/Paul Caminiti
Sard Verbinnen & Co.
(212) 687-8080